Exhibit 99.1

LAUREATE PROVIDES UPDATE ON SALE OF BRAZILIAN OPERATIONS

Receives Superior, All-Cash Proposal from Ânima Holding in “Go-Shop” Process

Resolves to Fight Litigation Initiated by Ser Educacional

BALTIMORE – October 21, 2020 (GLOBE NEWSWIRE) – Laureate Education, Inc. (NASDAQ: LAUR) announced today that the Company has received an all-cash offer for its Brazilian operations from Ânima Holding S.A. (B3: ANIM3), which the Board of Directors has determined is superior to its agreement with Ser Educacional S.A. (B3: SEER3). At the same time, it announced that it will fight litigation initiated by Ser Educacional which had previously agreed to acquire the business.

Ânima’s proposal is approximately R$500 million higher than what Ser agreed to pay considering Ser’s closing share price on October 20, 2020. There is also an incremental earn-out of R$200 million of purchase price that Laureate could receive based on certain metrics being achieved. In addition, Anima will pay the R$180 million termination fee due to Ser.

Laureate intends to terminate its transaction agreement with Ser as soon as possible and enter into a definitive binding agreement with Ânima.

Under terms of the “go-shop” process agreed upon with Ser, Laureate had the right to solicit and engage in discussions with respect to a competing proposal for the acquisition of its Brazilian operations from third parties until 12:01 A.M. (New York time) on October 13, 2020. Prior to the expiration of the “go-shop” period, Laureate received a competing proposal from Ânima, which on October 12, 2020 Laureate’s Board of Directors determined constituted a superior proposal as defined in the transaction agreement. On October 13, 2020, Laureate notified Ser of the competing and superior proposal, and Ser had the right, for a period of five business days, to match Ânima’s proposal.

On October 20, 2020, instead of submitting a matching proposal before the expiration of the match period, Ser informed Laureate that it had obtained a partial and temporary injunction solely with respect to termination of the transaction agreement and without a ruling on the merits of the superior proposal, which will be addressed after Laureate files its response. Laureate intends to vigorously pursue its right to terminate the transaction agreement with Ser and to complete the sale of its Brazilian operations according to the terms of the superior proposal.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they often contain words such as “will,” “intend,” “subject to,” “expect” or similar expressions that concern the planned transaction, any resulting litigation or dispute therewith or Laureate’s strategy, plans or intentions. Forward-looking statements are based on Laureate’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from Laureate’s expectations are set forth under the caption “Risk Factors” in Laureate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated in Laureate’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Laureate is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by our status as one of the world’s largest Certified B Corporations® and being the first Public Benefit Corporation publicly listed on any stock exchange in the world.

About Laureate Brazil

Laureate operates 11 higher education institutions in Brazil - Business School São Paulo (BSP), CEDEPE Business School, Centro Universitário dos Guararapes (UniFG), Centro Universitário FADERGS, Centro Universitário FMU | FIAM-FAAM, Centro Universitário IBMR, Centro Universitário Ritter dos Reis (UniRitter), Faculdade Internacional da Paraíba (FPB), Universidade Anhembi Morumbi (UAM), Universidade Potiguar (UnP), and Universidade Salvador (UNIFACS).

Investor Relations Contact:

ir@laureate.net

Media Contact:

Adam Smith

Laureate Education, Inc.

adam.smith@laureate.net

U.S.: +1 (443) 255 0724